NEWS RELEASE

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release: Immediately

Contact:    William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929

Independent Bank Corporation Appoints Nathan E. Tagg to Its Board of Directors

GRAND RAPIDS, Mich., July 22, 2026 – Independent Bank Corporation (NASDAQ: IBCP), the holding company for Independent Bank and Highpoint Community Bank, today announced the appointment of Nathan E. Tagg to the Boards of Directors of Independent Bank Corporation, Independent Bank, and Highpoint Community Bank, effective July 21, 2026. Mr. Tagg previously served on the Boards of Directors of HCB Financial Corp. and Highpoint Community Bank until their acquisition by the company on July 1, 2026. Mr. Tagg has also been appointed to the Audit Committee of the Independent Bank Corporation Board of Directors.

Mr. Tagg is an attorney and partner with Tripp, Tagg & Storrs, Attorneys, where he has practiced since 2009. Throughout his legal career, he has developed extensive experience advising businesses, organizations, and individuals while building a distinguished record of leadership in governance, healthcare, and community service. He previously served as Chair of the Spectrum Health Pennock Board of Directors and Co-Chair of the Spectrum Health Pennock Hospital Merger Committee. His additional leadership experience includes service on the Barry Community Foundation Investment and Governance Committees, Treasurer of the Barry County Bar Association, and appointment by former Michigan Governor Rick Snyder to the State of Michigan Board of Auctioneers. Mr. Tagg is also actively involved in numerous youth development and community organizations throughout Barry County.

William B. ("Brad") Kessel, President and Chief Executive Officer of Independent Bank Corporation, commented:
"We are pleased to welcome Nathan to the Boards of Independent Bank Corporation, Independent Bank, and Highpoint Community Bank. His experience, legal expertise, and strong governance background will strengthen our Board as we continue integrating our organizations. We look forward to his leadership on our Audit Committee and his contributions to creating long-term value for our shareholders."

Nathan Tagg commented: "I am honored to join the Boards of Directors of Independent Bank Corporation and Independent Bank. Having served on the Highpoint Community Bank Board, I have seen firsthand the shared values, customer focus, and commitment to community banking that brought these two organizations together. I appreciate the opportunity to continue serving our customers, employees, communities, and shareholders as part of the combined organization and look forward to working with the Board and management team to build on the Company's strong foundation and long-term success."
Mr. Tagg earned his Juris Doctor from Howard University School of Law and is licensed to practice law in the State of Michigan.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Grand Rapids, Michigan-based bank holding company and the parent company of Independent Bank and, as of July 1, 2026, Highpoint Community Bank. Independent Bank Corporation has total assets of approximately $6.3 billion and operates from 66 locations across Michigan’s Lower Peninsula. Founded in 1864 as First National Bank of Ionia, Independent Bank provides a full range of financial services, including commercial banking, consumer banking, mortgage lending, and investment services. Independent Bank expects to complete the full system integration of Highpoint Community Bank’s operations on November 9, 2026. Until conversion, customers of Highpoint Community Bank should continue using their existing Highpoint Community Bank branches, checks, bank cards, online and mobile banking, and other banking services as usual.

For more information, please visit our Web site at: IndependentBank.com.